SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 5)*

                        eGain Communications Corporation
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
                         (Title of Class of Securities)

                                    28225C103
                                 (CUSIP Number)

                              John C. Kennedy, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                               New York, NY 10019
                                 (212) 373-3025
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 23, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The total number of Common Shares reported herein is 7,242,371, which represents approximately 46.1% of all such shares outstanding (which assumes that there are 15,709,138 shares of Common Stock outstanding). All ownership percentages set forth herein are based on there being 15,288,451 shares of Common Stock outstanding unless otherwise specified herein.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Capital Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,150,111
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,150,111
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,421,839(1)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     28.4%(2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(1) Includes shares of Common Stock that would be beneficially owned upon exercise of Warrants to purchase an aggregate of 271,728 shares of Common Stock. Warrants to purchase an aggregate of 271,728 shares of Common Stock consist of the following: (i) Warrants to purchase 137,002 shares of Common Stock which are immediately exercisable; and (ii) Warrants to purchase 134,726 shares of Common Stock, 67,363 of such Warrants to become exercisable on December 31, 2004 and 67,363 of such Warrants to become exercisable on March 31, 2005. On exercise of the Warrants, 4,421,839 shares of Common Stock will be owned directly by Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC. See Item 5(a) herein.

(2)      Assumes that there are 15,560,179 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Capital Management Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    106,413
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           106,413
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     113,381(3)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.7%(4)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(3) Includes shares of Common Stock that would be beneficially owned upon exercise of Warrants to purchase an aggregate of 6,968 shares of Common Stock. Warrants to purchase an aggregate of 6,968 shares of Common Stock consist of the following: (i) Warrants to purchase 3,513 shares of Common Stock which are immediately exercisable; and (ii) Warrants to purchase 3,455 shares of Common Stock, 1,727 of such Warrants to become exercisable on December 31, 2004 and 1,727 of such Warrants to become exercisable on March 31, 2005. On exercise of the Warrants, 113,381 shares of Common Stock will be owned directly by Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC. See
         Item 5(a) herein.

(4)      Assumes that there are 15,295,419 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHCP GenPar, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,256,524
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,256,524
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,535,220(5)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.1%(6)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(5) Includes shares of Common Stock that would be beneficially owned upon exercise of Warrants to purchase an aggregate of 278,696 shares of Common Stock. Warrants to purchase an aggregate of 278,696 shares of Common Stock consist of the following: (i) Warrants to purchase 137,002 shares of Common Stock which are immediately exercisable, owned directly by Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P.; (ii) Warrants to purchase 134,726 shares of Common Stock, 67,363 of such Warrants to become exercisable on December 31, 2004 and 67,363 of such Warrants to become exercisable on March 31, 2005, owned directly by Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P.; (iii) Warrants to purchase 3,513 shares of Common Stock which are immediately exercisable, owned directly by Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P.; and (iv) Warrants to purchase 3,455 shares of Common Stock, 1,727 of such Warrants to become exercisable on December 31, 2004 and 1,727 of such Warrants to become exercisable on March 31, 2005, owned directly by Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P. On exercise of the Warrants, OHCP GenPar, L.P. will beneficially own the following shares of Common Stock: (i) 4,535,220 shares of Common Stock in its capacity as general partner of Oak Hill Capital Partners, L.P.; and (ii) 113,382 shares of Common Stock in its capacity as general partner of Oak Hill Capital Management Partners, L.P. See Item 5(a) herein.

(6)      Assumes that there are 15,567,147 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHCP MGP, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,256,524
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,256,524
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,535,220(7)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.1%(8)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(7) See footnote (5) to page relating to OHCP GenPar, L.P. Power is exercised in its capacity as general partner of OHCP GenPar, L.P.

(8)      Assumes that there are 15,567,147 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Oak Hill Venture Fund I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    785,820
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           785,820
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     811,761(9)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%(10)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(9) Includes shares of Common Stock that would be beneficially owned upon exercise of the Warrants to purchase 25,941 shares of Common Stock, which are immediately exercisable. On exercise of the Warrants, 811,761 shares of Common Stock will be owned directly by Oak Hill Venture Fund I, L.P., through its general partner, OHVF GenPar I, L.P., through OHVF GenPar I, L.P.'s general partner, OHVF MGP I, LLC. See Item 5(a) herein.

(10)     Assumes that there are 15,314,392 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHVF GenPar I, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    785,820
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           785,820
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     811,761(11)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%(12)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(11) Includes shares of Common Stock that would be beneficially owned upon exercise of the Warrants to purchase 25,941 shares of Common Stock, which are immediately exercisable. Power is exercised in its capacity as general partner to Oak Hill Venture Fund I, L.P. and through its general partner, OHVF MGP I, LLC.

(12)     Assumes that there are 15,314,392 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     OHVF MGP I, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    785,820
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           785,820
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     811,761(13)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%(14)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(13) See footnote (11) to page relating to OHVP GenPar I, L.P. Power is exercised in its capacity as general partner to OHVP GenPar I, L.P. and through its sole member, FW Group GenPar, LLC.

(14)     Assumes that there are 15,314,392 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Group GenPar, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    785,820
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           785,820
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     811,761 (15)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%(16)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(15) See footnote (13) to page relating to OHVF MGP I, LLC. Power is exercised in its capacity as sole member of OHVF MGP I, LLC.

(16)     Assumes that there are 15,314,392 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Investors V, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,375,185
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,375,185
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,490,735(17)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.7%(18)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(17) Includes shares of Common Stock that would be beneficially owned upon exercise of the Warrants to purchase an aggregate of 115,550 shares of Common Stock. Warrants to purchase an aggregate of 115,550 shares of Common Stock consist of the following: (i) Warrants to purchase 45,397 shares of Common Stock which are immediately exercisable; and (ii) Warrants to purchase 70,153 shares of Common Stock, 35,077 of such Warrants to become exercisable on December 31, 2004 and 35,077 of such Warrants to become exercisable on March 31, 2005. On exercise of the Warrants, 1,490,735 shares of Common Stock will be owned directly by FW Investors V, L.P., through its general partner, FW Management II, LLC. See Item 5(a) herein.

(18)     Assumes that there are 15,404,001 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     FW Management II, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,375,185
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,375,185
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,490,735(19)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.7%(20)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(19) See footnote (17) to page relating to FW Investors V, L.P. Power is exercised in its capacity as general partner to FW Investors V, L.P. through its sole member, J. Taylor Crandall.

(20)     Assumes that there are 15,404,001 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robert M. Bass
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    284,931
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           284,931
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     284,931(21)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
----------
(21) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution from FW Ventures I, L.P.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Capital Partnership
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    70,727
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           70,727
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     70,727(22)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(22) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. Power is exercised through its managing partner, Margaret Lee Bass 1980 Trust.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     David G. Brown
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    16,166
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           16,166
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,166(23)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
----------
(23) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Mark A. Wolfson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    16,166
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           16,166
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     16,666(24)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%(25)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
----------
(24) Represents 16,166 shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and 500 shares of Common Stock that would be beneficially owned upon exercise of director options held by Mr. Wolfson.

(25)     Assumes that there are 15,288,951 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Group III 31, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    4,041
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,041
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,041(26)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(26) Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     J. Taylor Crandall (in the capacity described herein)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,379,226
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,379,226
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,494,776(27)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.7%(28)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
----------
(27) (i) Solely in his capacity as the sole member of Group III 31, LLC with respect to 4,041 shares of Common Stock, which represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.; and (ii) solely in his capacity as the sole member of FW Management II, LLC with respect to 1,490,735 shares, see footnote 19 to page relating to FW Management II, LLC.

(28)     Assumes that there are 15,404,001 shares of Common Stock outstanding.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Woodside Partners, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,124
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           12,124
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,124(29)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
----------
(29) Represents the shares of Common Stock that are directly owned by Woodside Partners, L.P. as a result of a previous distribution by FW Ventures I, L.P. Woodside Partners, L.P. owns the shares through its general partner, Tonandowah, L.L.C., of which the sole member is Caroline Jean Crandall 1998 Trust, of which John Fant is the sole trustee.

CUSIP No. 28225C103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Tonandowah, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    12,124
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           12,124
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,124(30)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
----------
(30) Solely in its capacity as the general partner of Woodside Partners, L.P. See footnote 29 to page relating to Woodside Partners, L.P.

CUSIP No. 28225C103


                         AMENDMENT NO. 5 TO SCHEDULE 13D

                  This Amendment No. 5 to Schedule 13D is filed by the undersigned to amend Schedule 13D, filed on August 18, 2000 (the "Original Filing"), as amended by Amendment No. 1 to the Schedule 13D filed on February 15, 2001, as amended by Amendment No. 2 to the Schedule 13D filed on August 15, 2001, as amended by Amendment No. 3 to the Schedule 13D filed on April 6, 2004, as amended by Amendment No. 4 to the Schedule 13D filed on October 1, 2004. Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing.

Item 1.  Security and Issuer.

No change.

Item 2.  Identity and Background.

No change.

Item 3.  Source and Amount of Funds or Other Consideration.

No change.

Item 4.  Purpose of Transaction.

No change.

Item 5.  Interest in Securities of the Issuer.

(a) Item 5(a) is hereby amended by replacing the second, third, fourth and fifth paragraphs with the following:

As set forth in Item 5(c) below, on December 23, 2004 each outstanding share of the Series A Preferred Stock was converted into 13,097 shares of Common Stock.

As of the date hereof, (i) OHCP directly owns Warrants to purchase an aggregate of 271,728 shares of Common Stock, (ii) OHCMP directly owns Warrants to purchase an aggregate of 6,968 shares of Common Stock, (iii) FWI directly owns Warrants to purchase an aggregate of 115,550 shares of Common Stock, and (iv) OHVF directly owns Warrants to purchase an aggregate of 25,941 shares of Common Stock.

THE NEW INVESTORS

As of the date hereof, (i) OHCP beneficially owns 4,421,839 shares of the Common Stock or 28.4% of the issued and outstanding shares of the Common Stock; (ii) OHCMP beneficially owns 113,381 shares of the Common Stock or 0.7% of the issued and outstanding shares of the Common Stock; (iii) OHCP GenPar, because of its position as general partner of each of OHCP and OHCMP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 4,535,220 shares of Common Stock or 29.1% of the issued and outstanding shares of the Common Stock; (iv) OHCP MGP, because of its position as general partner of OHCP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 4,535,220 shares of Common Stock or 29.1% of the issued and

CUSIP No. 28225C103


outstanding shares of the Common Stock; (v) OHVF beneficially owns 811,761 shares of the Common Stock or 5.3% of the issued and outstanding shares of the Common Stock; (vi) OHVF GenPar, because of its position as general partner of OHVF may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 811,761 shares of Common Stock or 5.3% of the issued and outstanding shares of the Common Stock; (vii) OHVF MGP, because of its position as general partner of OHVP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 811,761 shares of Common Stock or 5.3% of the issued and outstanding shares of the Common Stock; (viii) FWI beneficially owns 1,490,735 shares of the Common Stock or 9.7% of the issued and outstanding shares of the Common Stock; (ix) FWM, because of its position as general partner of FWI may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,490,735 shares of the Common Stock or 9.7% of the issued and outstanding shares of the Common Stock; and (x) FW Group, because of its position as sole member of OHVF MGP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 811,761 shares of the Common Stock or 5.3% of the issued and outstanding shares of the Common Stock.

THE ORIGINAL INVESTORS

As of the date hereof, (i) Capital beneficially owns 70,727 shares of Common Stock or 0.5% of the issued and outstanding shares of the Common Stock; (ii) Mr. Bass beneficially owns 284,931 shares of Common Stock or 1.9% of the issued and outstanding shares of Common Stock; (iii) Mr. Brown beneficially owns 16,166 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (iv) Mr. Wolfson beneficially owns 16,666 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (v) Woodside beneficially owns 12,124 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (vi) Tonan, because of its position as general partner of Woodside, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 12,124 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (vii) Group III beneficially owns 4,041 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; and (viii) Mr. Crandall, because of his position as sole member of Group III and the sole member of FW Management II, LLC may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,494,776 shares of Common Stock or 9.7% of the issued and outstanding shares.

(b) Item 5(b) is hereby amended and supplemented by the addition of the following:

THE NEW INVESTORS

As of the date hereof, each of (i) Oak Hill Capital Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC, (ii) Oak Hill Capital Management Partners, L.P., through its general partner, OHCP GenPar, L.P., through OHCP GenPar, L.P.'s general partner, OHCP MGP, LLC, (iii) Oak Hill Venture Fund I, L.P., through its general partner, OHVF GenPar I, L.P., through

CUSIP No. 28225C103


OHVF GenPar I, L.P.'s general partner, OHVF MGP I, LLC, and (iv) FW Investors V, L.P., through its general partner, FW Management II, LLC, has sole power to direct the voting and disposition of the 4,150,111, 106,413, 785,820 and 1,375,185 shares of Common Stock beneficially owned by such person, respectively. The remainder of each such person's shares specified in 5(a) above are warrants exercisable for Common Stock.

THE ORIGINAL INVESTORS

As of the date hereof, each of Messrs. Bass and Brown, Woodside through its general partner, Tonan, and, Group III through its sole member, Mr. Crandall, has sole power to direct the voting and disposition of the shares of Common Stock beneficially owned by such person as specified in Item 5(a) above. Mr. Wolfson has sole power to direct the voting and disposition of 16,166 shares of Common Stock beneficially owned by him, the remainder of his shares are director options exercisable for Common Stock.

(c) Item 5(c) is hereby amended and supplemented by the addition of the following:

On December 23, 2004, the Company amended and restated its Certificate of Incorporation to provide that each outstanding share of the Series A Preferred Stock be changed and reclassified into 13,097 fully paid and non-assessable shares of Common Stock (the "Reclassification"). The Reclassification was approved by the Company's stockholders on December 15, 2004.

Other than as set forth herein, to the best knowledge of each of the Reporting Persons, none of the Reporting Persons has effected any transactions in the Common Stock during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  Item 6 is hereby amended and supplemented by the addition of the following:

RESTRUCTURING AGREEMENT

                  On December 15, 2004, pursuant to a restructuring agreement, voting agreement and proxy, each effective September 29, 2004, certain holders of the Company's Series A Preferred Stock voted in favor of the Reclassification.

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

                  Pursuant to an amendment to the Registration Rights Agreement, each holder of the Company's Series A Preferred Stock received one additional demand registration right with respect to the shares of Common Stock issued in the Reclassification and is restricted from selling any shares of Common Stock issued in the Reclassification for 120 days following the Reclassification.

CUSIP No. 28225C103

Item 7.  Material to be Filed as Exhibits.

                  Item 7 is hereby amended and supplemented by the addition of the following:

Exhibit 1 - Amendment No. 1 to Registration Rights Agreement, dated as of December 23, 2004.

Exhibit 2 - Joint Filing Agreement among the Reporting Persons, dated December 28, 2004.

CUSIP No. 28225C103


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: December 28, 2004


                                  OAK HILL CAPITAL PARTNERS, L.P.

                                  By: OHCP GenPar, L.P., its general partner

                                  By: OHCP MGP, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OAK HILL CAPITAL MANAGEMENT
                                  PARTNERS, L.P.

                                  By: OHCP GenPar, L.P., its general partner

                                  By: OHCP MGP, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHCP GENPAR, L.P.

                                  By: OHCP MGP, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

CUSIP No. 28225C103


                                  OHCP MGP, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OAK HILL VENTURE FUND I, L.P.

                                  By: OHVF GenPar I, L.P., its general partner

                                  By: OHVF MGP I, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHVF GENPAR I, L.P.

                                  By: OHVF MGP I, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  OHVF MGP I, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

CUSIP No. 28225C103


                                  FW INVESTORS V, L.P.

                                  By: FW Management II, LLC, its general partner

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: President


                                  FW MANAGEMENT II, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: President


                                  FW GROUP GP, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President

                                  /s/ Kevin G. Levy
                                  -----------------------------------------
                                  KEVIN G. LEVY,
                                  Attorney-in-Fact for:
                                  ROBERT M. BASS (1)

(1) A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

CUSIP No. 28225C103


                                  CAPITAL PARTNERSHIP

                                  By: Margaret Lee Bass 1980 Trust,
                                      Managing Partner

                                  By: Panther City Investment Company, Trustee

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  GROUP III 31, LLC

                                  By: /s/ Kevin G. Levy
                                      -------------------------------------
                                  Name: Kevin G. Levy
                                  Title: Vice President


                                  /s/ David G. Brown
                                  -----------------------------------------
                                  David G. Brown


                                  /s/ Mark A. Wolfson
                                  -----------------------------------------
                                  Mark A. Wolfson


                                  /s/ Kevin G. Levy
                                  -----------------------------------------
                                  KEVIN G. LEVY,
                                  Attorney-in-Fact for:
                                  J. TAYLOR CRANDALL (2)

(2)   A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of
      J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

CUSIP No. 28225C103


                                  WOODSIDE PARTNERS, L.P.

                                  By: Tonandowah, L.L.C., its general partner

                                  By: /s/ John H. Fant
                                      -------------------------------------
                                  Name: John H. Fant
                                  Title: Vice President


                                  TONANDOWAH, L.L.C.

                                  By: /s/ John H. Fant
                                      -------------------------------------
                                  Name: John H. Fant
                                  Title: Trustee of the Caroline Jean Crandall
                                         1998 Trust, sole member of
                                         Tonandowah, L.L.C.